UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 8, 2013

Orchard Supply Hardware Stores Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-11679	95-4214109
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of incorporation)		Identification No.)

6450 Via Del Oro San Jose, CA		95119
(Address of Principal Executive Offices)		(Zip Code)

(408) 281-3500

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a) On May 8, 2013, Orchard Supply Hardware Stores Corporation, a Delaware corporation (the “Company”), received written notice (the “Notice”) from the NASDAQ Stock Market indicating that the Company is no longer in compliance with the minimum stockholders’ equity requirement for continued listing on the NASDAQ Capital Market. NASDAQ Capital Market Listing Rule 5550(b)(1) (the “Listing Rule”) requires registrants to maintain a minimum of $2,500,000 in stockholders equity unless the registrant has met one of the alternative standards of market value of listed securities or net income from continuing operations. In the Company’s Form 10-K for the period ended February 2, 2013, the Company reported a stockholders’ deficit of $30.6 million as a result of a net loss of $33.6 million in the fourth quarter of 2012. The Company’s net loss included $39.3 million of non-cash charges comprised of $35.8 million for impairment of trade names, $2.5 million for impairment of store assets and $1.0 million for a non-cash loss recorded for accounting purposes in relation to sale leaseback transactions from the fourth quarter of fiscal 2011. As such, the Company is currently not in compliance with the Listing Rule due to its shortfall in stockholders’ equity. The Notice has no immediate effect on the listing of the Company’s common stock.

In the Notice, NASDAQ requested the Company to provide its plan to regain compliance with the continued listing requirements before June 24, 2013. If NASDAQ accepts the plan, it can grant the Company an additional 180 days from the date of the Notice for the Company to evidence compliance with the Listing Rule. If NASDAQ does not accept the plan, the Company will have the opportunity to appeal any delisting decision to a NASDAQ Listings Qualifications Panel. The Company is currently evaluating various alternative courses of action to regain compliance. The Company does not intend to update this Current Report on Form 8-K for purposes of disclosing any action or response that the Company decides to take after the filing of this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 13, 2013	ORCHARD SUPPLY HARDWARE STORES CORPORATION

	By:	/s/ Michael W. Fox
Michael W. Fox Senior Vice President, General Counsel and Secretary